Exhibit 5.1

111 South Wacker Drive Chicago, IL 60606 Telephone: 312-443-0700 Fax: 312-443-0336 www.lockelord.com

September 29, 2023

Abacus Life, Inc.

2101 Park Center Drive, Suite 170

Orlando, Florida 32835

Ladies and Gentlemen:

We have acted as counsel to Abacus Life, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration, issuance and sale under the Securities Act of the Company’s Fixed Rate Senior Notes due 2028 (the “Notes”), together with any additional Notes that may be issued by the Company pursuant to Rule 462(b) under the Securities Act (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement.

The Notes will be issued pursuant to a base indenture (the “Base Indenture”), to be entered into by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to be entered into by and between the Company and the Trustee, forms of which have been filed as Exhibits 3.3 and 3.4, respectively, to the Registration Statement.

In connection with this opinion, we have examined and relied upon: (a) the Registration Statement and the prospectus contained therein, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Base Indenture and Supplemental Indenture, (d) the Notes, (e) resolutions relating to the Notes adopted by the Board of Directors of the Company, and (f) originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers. Further, we have assumed (without any independent investigation) that the Indenture, the Notes and any related supplemental indenture or officers’ certificate establishing the terms thereof (collectively, the “Documents”) will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Abacus Life, Inc.

September 29, 2023

Our opinions expressed below are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium, avoidance, arrangement and other laws affecting contractholders’ rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law) and the discretion of the court before which proceedings thereof may be brought; and (c) generally applicable rules of law that limit or affect the enforceability of provisions that purport to waive or require waiver of (or that otherwise purport to have the effect of waiving) procedural, judicial or substantive rights or defenses.

Based upon and subject to the foregoing, we are of the opinion that: as of the date hereof, when the Indenture has been duly authorized by all necessary corporate action of the Company and duly executed and delivered by the Company, and when the specific terms of the Notes have been duly established in accordance with the Indenture and authorized by all necessary corporate action of the Company, and the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the Indenture and in the manner contemplated by the Registration Statement or the accompanying prospectus, or both, and by such corporate action, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York, each as in effect as of the date hereof. We express no opinion to the extent that any other laws are or may be applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation or the law, rules or regulations of the District of Columbia or any territory of the United States.

The opinion herein is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be given beyond the opinions expressly set forth in this opinion letter. We consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ LOCKE LORD LLP